News Release

FOR IMMEDIATE RELEASE

Contact Information:

Media	Investors
Mike Bazinet	Tom Gelston
Director, Global Communications	Director, Investor Relations
Phone: 203-222-6113	Phone: 203-222-5943
Email: mbazinet@terex.com	Email: tgelston@terex.com

TEREX EXECUTIVE TEAM HIGHLIGHTS STRONG WORLDWIDE MARKETS,

INNOVATIVE INITIATIVES FOR ANALYST AND INVESTMENT AUDIENCE

WESTPORT, CT, May 24, 2007 – Terex Corporation (NYSE:TEX) executive team members today told an invited audience of analysts and financial institution representatives that the Company’s growth and continuing performance improvement in its five business segments would come from an expected combination of strong worldwide markets and innovative initiatives involving products, services and selling strategies.

An audio replay of the day-long series of detailed presentations and the accompanying visual materials will be available on the Company’s website at www.terex.com under the Investor Relations section beginning on Friday, May 25, 2007.

The Company took the opportunity to announce the introduction of a variety of new equipment to the worldwide construction, mining and infrastructure industries in the coming years. The Company’s Materials Processing & Mining segment will introduce the Terex® MT 6300 AC-drive mining truck, capable of hauling 400 tons of material. Among the products to be introduced by the Cranes segment will be the Terex® CC8800, the world’s largest twin lattice boom crawler crane.

In addition, the Company described initiatives under way to improve operational effectiveness for its largely European-based Construction equipment segment. The Aerial Work Platforms segment presentation focused on meeting the world’s growing demand for its products, especially from Europe, the Middle East, Latin America and the Asia Pacific region. The Terex Roadbuilding and Utilities businesses highlighted enhanced sales and product support coverage as well as plans for strengthened distribution.

This press release may contain forward-looking information based on Terex’s current expectations. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to risks, uncertainties and significant factors. Such risks and uncertainties, many of which are beyond Terex’s control, include, among others, those more specifically set forth in Terex’s public filings with the SEC. The forward-looking statements contained in this release speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex’s expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2006 net sales of approximately $7.6 billion. Terex operates in five business segments: Aerial Work Platforms, Construction, Cranes, Materials Processing & Mining, and Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining, and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

# # #

Terex Corporation

200 Nyala Farm Road, Westport, CT 06880